Collaborative Investment Series Trust 485BPOS

Exhibit 99(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 11, 2021, relating to the financial statements and financial highlights of Tactical Conservative Allocation Fund, Tactical Moderate Allocation Fund and Tactical Growth Allocation Fund, each a series of Collaborative Investment Series Trust, for the year ended December 31, 2020, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure or Portfolio Holdings” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

April 27, 2021